EXHIBIT 99.1

NEWS RELEASE – For Immediate Distribution

Body and Mind Inc. (“BAM”) Submits Four Nevada Dispensary

Applications and Provides an Ohio Construction Update

VANCOUVER, B.C., CANADA (September 20, 2018) – Body and Mind Inc. (CSE: BAMM, US OTC: BMMJ), (the “Company” or “BAM”) announces the Company’s wholly-owned subsidiary, Nevada Medical Group LLC (“NMG”) has recently submitted four dispensary license applications in the State of Nevada. The dispensary license application process has been limited to current cannabis license holders in good standing with the State of Nevada.

The State of Nevada opened the application period for new dispensary licenses on September 7th, 2018 and the period closes on September 20th, 2018. The Nevada Department of Taxation is anticipating awarding new provisional dispensary licenses to successful applicants on or around December 5th, 2018.

The company initiated the application process many months ago and has submitted Nevada dispensary license applications within the City of Las Vegas, Clark County, City of North Las Vegas and the City of Reno.

Robert Hasman, BAM director commented, “We are delighted to submit four applications for retail licensing in the State of Nevada which was a culmination of efforts by our management team and in-state partners. Our strategy was to target underserved, high-traffic areas where competition is limited. We believe this is consistent with the mandate of the state. We also believe that the state will look to level the playing field for those who do not yet have vertical integration. Beyond Ohio and Nevada, and combined with what we believe to be a favourable share structure, we continue to look for grass roots licensing opportunities to create significant value for our shareholders in a low-cost organic manner.”

NMG has submitted the four Nevada dispensary applications with a local in-state partner group and a number of other individuals (the “Applicant Group”), all of whom provided the necessary experience and bonding for the applications. The Applicant Group, which includes two BAM directors acting in their own capacity, will co-fund the application as well as construction and development pending successful applications. In their capacity as directors of BAM, and where applicable regarding the license applications, both BAM directors abstained from voting to avoid any conflict of interest. Upon the issuance of one or more provisional dispensary license(s), NMG will formally apply to transfer 24.5 % of the license(s) to the in-state partner group, subject to state approval. Additionally, and only upon successful receipt of a provisional dispensary license(s), BAM has also agreed to pay to three individuals of the Applicant Group $62,500 CAD as a gross fee as fair value for their contributions to the applications and to settle the gross fee by way of the issuance of 125,000 shares of common stock in Company within ten days upon the Applicant being awarded and receiving one or more of the Dispensary Licenses.

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Ohio Dispensary and Production Progress

BAM and its strategic in-state investment partners are rapidly moving forward with construction and state approvals for the recently awarded dispensary to NMG Ohio LLC located in Elyria, Lorain County, Northeastern Ohio. (see news release dated June 7, 2018). The Company maintains a 30% ownership interest in NMG Ohio LLC. NMG and its strategic in-state investment partners have also recently been awarded a medical cannabis production license (see news release dated September 19, 2018).

Architect drawings for the new dispensary interior are complete and local and state authorities have provided construction approval. The Ohio state authority has approved various advertising and marketing materials and the Company is working to engage and educate local patients during the construction phase.

The Ohio medical marijuana program provides access to medical cannabis products such as edibles, oils, patches and vaporizers to authorized and approved patients having one or more of 21 medical conditions. Medical marijuana patients and their caregivers will be required to register with the Ohio Board of Pharmacy to receive patient identification cards necessary to buy medical marijuana from licensed dispensaries. Patients and their caregivers will be allowed to possess up to a 90-day supply.

Neither the Canadian Securities Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Canadian Securities Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information regarding Body and Mind Inc. please contact:

Michael Mills 778-389-0007

mmills@bammarijuana.com

About Body and Mind

Body and Mind is a publicly traded company investing in high quality medical and recreational cannabis cultivation and production. Our wholly owned Nevada subsidiary was awarded one of the first medical marijuana cultivation licences and holds cultivation and production licenses. Body and Mind products include dried flower, edibles, topicals, extracts as well as GPEN Gio cartridges. Body and Mind marijuana strains have won numerous awards including the Las Vegas Hempfest Cup 2016, High Times Top Ten, the NorCal Secret Cup and the Emerald Cup. Body and Mind continues to expand operations in Nevada and Ohio and is constantly reviewing accretive expansion opportunities.

For more information please visit our web site at www.bammarijuana.com

Notice regarding Forward Looking Statements: This news release contains forward-looking statements. The use of any of the words "anticipate", "continue", "estimate", "expect", "may", "will", "project", "should", "believe" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations and assumptions on which the forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. Since forward-looking statement address future events and conditions, by their very nature they involve inherent risks and uncertainties. These statements speak only as of the date of this news release. Actual results could differ materially from those currently anticipated due to a number of factors and risks including the inability of the Company to obtain shareholder and exchange approval, or to raise additional equity as well as the various risk factors discussed in the Company's disclosure documents, which can be found under the Company's profile on www.sedar.com. Body and Mind Inc. undertakes no obligation to update publicly or revise any forward looking information, whether as a result of new information, future events or otherwise, except as required by law or the Canadian Securities Exchange. We seek safe harbour.

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